Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES THIRD QUARTER 2013 RESULTS

HOUSTON (October 24, 2013) -- Noble Energy, Inc. (NYSE: NBL) announced today third quarter 2013 net income of $205 million, or $0.56 per diluted share, and income from continuing operations(1) of $195 million, or $0.53 per diluted share. Excluding the impact of unrealized commodity derivative losses and certain other items, third quarter 2013 adjusted income from continuing operations(2) was $351 million, or $0.97 per diluted share. For the third quarter of 2012, the Company had income from continuing operations(1) of $164 million, or $0.45 per diluted share, and adjusted income from continuing operations(2) of $147 million, or $0.41 per diluted share.

Discretionary cash flow from continuing operations(2) for the third quarter of 2013 was a record $984 million compared to $710 million for the same quarter of 2012. Net cash provided by operating activities was $909 million and capital expenditures were $1.1 billion during the third quarter of 2013.

Key highlights for the third quarter of 2013 include:

•	Achieved record quarterly sales volumes totaling 293 thousand barrels of oil equivalent per day (MBoe/d), including record volumes from the DJ Basin, Marcellus, West Africa and Israel

•	Delivered record discretionary cash flows of $984 million, an increase of $219 million compared to the second quarter of 2013

•	Increased horizontal net production from the DJ Basin to 61 MBoe/d, which represents 63 percent of the total volumes in the region

•	Completed construction of the Wells Ranch Central Processing Facility in the DJ Basin

•	Seven new pads in the Marcellus Shale contributed to record volumes

•	Announced Troubadour exploration success and increased gross discovered resources at the Rio Grande complex to 50 - 100 million barrels of oil equivalent (MMBoe)

•	Achieved record natural gas sales of 255 million cubic feet per day (MMcf/d) in Israel

•	Successfully appraised the Cyprus A discovery in Block 12

•	Executed an agreement to sell non-core San Juan assets in New Mexico for proceeds of approximately $65 million

Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “The third quarter was another record setting quarter, with sales volumes up 13 percent over last quarter and discretionary cash flow increasing by 29 percent. We spudded exploration wells at the Dantzler prospect in the deepwater Gulf of Mexico, the Wilson oil prospect in Nevada, and the Paraiso oil prospect offshore Nicaragua, with results expected by year end. Noble Energy sanctioned the Big Bend portion of the Rio Grande project as well as Gunflint, which will further enhance our deepwater Gulf of Mexico position. I continue to be excited about our strong growth outlook, led by the DJ Basin and Marcellus Shale plays.”

VOLUMES AND PRICES
Third quarter 2013 sales volumes from continuing operations averaged a record 293 MBoe/d, an increase of 26 percent compared to the third quarter of 2012, after adjusting for divested assets. Sales volumes exceeded production volumes in the quarter by approximately 5 MBoe/d due to the timing of liftings in Equatorial Guinea. The sales volume split for the quarter was 43 percent liquids, 29 percent international natural gas, and 28 percent U.S. natural gas.

Sales volumes from international assets were a record 134 MBoe/d for the third quarter of 2013, an increase of 33 percent compared to the third quarter of 2012, excluding volumes from discontinued operations in the North Sea. The increase was driven by the Tamar natural gas field offshore Israel and the Alen condensate field offshore Equatorial Guinea, both of which commenced operations in 2013.

U.S. volumes totaled 159 MBoe/d for the third quarter of 2013, an increase of 22 percent compared to the same quarter last year, excluding volumes from divested assets. Continued growth from the horizontal plays in the DJ Basin and Marcellus Shale were the primary contributors to the increase. U.S. sales volumes in the third quarter of 2013 were impacted on average by 2 MBoe/d from storm flooding in northern Colorado.

Global crude oil and condensate prices averaged $104.95 per barrel for the third quarter of 2013, compared to $99.30 per barrel in the same quarter of last year. Natural gas realizations averaged $3.57 per thousand cubic feet (Mcf) in the U.S. and $5.08 per Mcf in Israel. Natural gas liquid pricing in the U.S. averaged $31.26 per barrel, which represented 30 percent of the average West Texas Intermediate crude oil price for the quarter.

EXPENSES
Third quarter 2013 total production costs per unit, including lease operating expense (LOE), production and ad valorem taxes, and transportation were $8.20 per barrel of oil equivalent (Boe). LOE and depreciation, depletion, and amortization (DD&A) per Boe were $5.08 and $15.28, respectively. Production taxes were impacted by higher activity in the U.S. onshore.

Interest expense for the quarter was affected by the early completion of major projects, which reduced the amount of capitalized interest. Impairments were related to the declining production at Mari-B and the sale of San Juan assets. The adjusted effective tax rate was 33 percent, with 70 percent deferred. The tax rates reflected an increase in the Israel corporate tax rate, and adjustments in the estimated annual tax provision.

OPERATIONS UPDATE
In the DJ Basin, production averaged a record 97 MBoe/d during the third quarter, which is a nine percent increase from the second quarter of 2013 and 31 percent over the third quarter of last year. The horizontal program accounted for a record 61 MBoe/d of production, while liquids represented 60 percent of the total volumes. The Company is currently operating seven horizontal drilling rigs in the greater Wattenberg area and two in Northern Colorado. During the quarter, 91 operated horizontal wells were spud, of which seven were extended-reach lateral wells. In East Pony, a 40-acre down-spacing pilot was completed. The test comprised of eight standard length lateral wells drilled on a half section, with five wells in the Niobrara B, two in the C, and one in the A bench. In addition, the Company completed construction of the central processing facility and gathering system as part of the Wells Ranch Integrated Development Plan (IDP). This part of the IDP is designed to handle up to 22,000 barrels of oil per day and 50 MMcf/d of natural gas. The central processing facility will allow for more efficient development by consolidating facilities, and reducing land use and truck emissions.

In the Marcellus Shale, production achieved a record average rate of 168 million cubic feet equivalent per day (MMcfe/d) for the third quarter of 2013, an increase of 50 percent compared to the second quarter of 2013 and 64 percent compared to the third quarter last year. The 11 well SHL-8 pad located in West Virginia and the seven well WFN-1 pad in southwest Pennsylvania were brought online during the quarter at a gross rate of over 90 MMcfe/d. The Company is currently operating five horizontal drilling rigs in the liquids-rich areas, with two in Majorsville, one each in Pennsboro and Oxford, and the fifth in Moundsville. During the quarter, 15 operated wells were drilled ranging in lateral length from 8,700 to over 10,000 feet. Joint venture partner, CONSOL, drilled 12 wells and brought online 22 wells. The NV38 pad reported excellent initial production rates, with four of the seven wells completed using shorter frac stage lengths. The initial production rate from the C well in this pad was more than 19 MMcf/d gross. CONSOL is operating three horizontal rigs in the dry gas area.

In the Gulf of Mexico, an exploration discovery at Troubadour, combined with our previous success at Big Bend, raised the discovered resources for the Rio Grande complex to 50 - 100 MMBoe gross. The Big Bend portion of Rio Grande and Gunflint were sanctioned by the Company in October as subsea tieback projects. Drilling commenced at Dantzler, a middle Miocene prospect with a gross resource estimate of 55 - 220 MMBoe. The Company has a 45 percent working interest in the prospect. Also, a well was drilled and brought onto production at the non-operated Ticonderoga field during the quarter. This well is expected to ramp up to 3,500 Boe/d net in the fourth quarter. Production in the deepwater Gulf of Mexico averaged 19 MBoe/d for the third quarter of 2013.

In the Eastern Mediterranean, the Tamar field reported nearly 100 percent uptime for the quarter and a natural gas production rate of more than one billion gross cubic feet per day at certain peak intra-day demand periods. Despite cooler temperatures in July and the holidays in September, Israel production averaged a record 255 MMcf/d, a 16 percent increase compared to the second quarter of 2013. The compression project at the Ashdod onshore receiving terminal continued to progress during the quarter and is about 30 percent complete. A rig is currently on location drilling the Tamar SW exploration prospect offshore Israel and is expected to reach total depth by the end of 2013. Tamar SW has a gross resource range of 500 - 900 billion cubic feet of natural gas. In Cyprus, the Company announced the Cyprus A-2 appraisal well encountered the presence of high quality sands and confirmed strong deliverability. Gross mean resources at the Cyprus A discovery are five trillion cubic feet of natural gas. A 3-D seismic shoot covering approximately 1,500 square miles was completed on the Cyprus Block 12 to better define additional exploration potential.

In West Africa, total sales volumes averaged 87 MBoe/d for the third quarter of 2013. Gross production volumes at Alen and Aseng were 15 and 47 thousand barrels per day, respectively. Commissioning at Alen continued during the third quarter with optimization of gas compression and injection systems. The Diega I-8 appraisal well was completed and encountered 39 feet of high quality sands. A flow test is underway to evaluate reservoir performance and progress development of the discovery.

UPDATED GUIDANCE
Noble Energy expects strong underlying production growth from its U.S. onshore unconventional and deepwater Gulf of Mexico assets during the fourth quarter. This growth will be offset by the recently announced DJ Basin acreage exchange and sale of our San Juan assets, as well as the temporary effects from storm flooding in northern Colorado. International sales volumes will be impacted by an under-lift in Equatorial Guinea and seasonal demand in Israel. Fourth quarter 2013 sales volumes are anticipated to average 280 - 285 MBoe/d.

(1)
Noble Energy has divested the majority of its North Sea properties and has reclassified the results of its entire North Sea operations as discontinued operations for all accounting periods presented in this release.

(2)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 877-874-1565 or 719-325-4907 with the passcode 9232515. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts:
David Larson
(281) 872-3125
dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670
bwhitmarsh@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 943-1789
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’ s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "gross discovered resources". These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Income from Continuing Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	Per Diluted Share	2012	Per Diluted Share [3]	2013	Per Diluted Share	2012	Per Diluted Share [4]
Net Income	$205	$0.56	$221	$0.61	$843	$2.33	$776	$2.15
Discontinued Operations, Net of Tax	(10)	(0.03)	(57)	(0.16)	(58)	(0.16)	(89)	(0.25)
Income from Continuing Operations	195	0.53	164	0.45	785	2.17	687	1.90
Unrealized (gains) losses on commodity derivative instruments	147	0.41	131	0.37	67	0.18	(74)	(0.20)
Gain on divestitures [1]	—	—	(157)	(0.44)	(12)	(0.03)	(167)	(0.46)
Asset impairments [2]	63	0.18	—	—	63	0.17	73	0.20
Other adjustments	8	0.02	—	—	5	0.01	1	—
Total adjustments before tax	218	0.61	(26)	(0.07)	123	0.33	(167)	(0.46)
Income tax effect of adjustments [3]	(62)	(0.17)	9	0.03	(40)	(0.11)	58	0.16
Adjusted Income from Continuing Operations	$351	$0.97	$147	$0.41	$868	$2.39	$578	$1.60
Weighted average number of shares outstanding
Diluted	363		359		363		361

NOTE:
Adjusted income from continuing operations should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted income from continuing operations is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income from continuing operations is beneficial in evaluating our financial performance as it primarily excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations

All per share and shares outstanding amounts have been retroactively adjusted for the 2-for-1 stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

[1]	During the nine months ended September 30, 2013 and 2012, we completed the sale of certain non-core onshore U.S. properties.

[2]
Amount for 2013 represents impairments of our non-core onshore U.S. properties in New Mexico reclassified as held for sale and our Mari-B field, offshore Israel, due to declining production. Amount for 2012 represents impairments of our South Raton assets in the Deepwater Gulf of Mexico, due to declines in near-term crude oil prices, as well as our Piceance development onshore U.S., because of recent declines in realized natural gas prices.

[3]
The income tax effects of adjusting items are determined by applying the statutory tax rate to each adjusting item. Prior to first quarter 2013, the income tax effects were determined by calculating the tax provision for GAAP net income from continuing operations, which included the adjusting items, and comparing the results to the tax provision for adjusted earnings from continuing operations, which excluded the adjusting items. The difference in the tax provision calculations represented the tax impact of the adjusting items.

[4]
The diluted earnings per share calculations for the nine months ended September 30, 2012 include a decrease to net income of $1 million, net of tax, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Crude oil and condensate	$1,017	$751	$2,683	$2,339
Natural gas	286	159	719	429
Natural gas liquids	38	44	135	157
Income from equity method investees	53	51	150	137
Total revenues	1,394	1,005	3,687	3,062
Operating Expenses
Lease operating expense	137	103	393	309
Production and ad valorem taxes	51	31	137	112
Transportation and gathering expense	33	24	89	71
Exploration expense	60	95	211	322
Depreciation, depletion and amortization	412	368	1,146	987
General and administrative	109	93	324	286
Gain on divestitures	—	(157)	(12)	(167)
Asset impairments	63	—	63	73
Other operating expense, net	6	(2)	27	19
Total operating expenses	871	555	2,378	2,012
Operating Income	523	450	1,309	1,050
Other (Income) Expense
(Gain) loss on commodity derivative instruments	157	135	69	(46)
Interest, net of amount capitalized	46	36	104	95
Other non-operating (income) expense, net	9	4	21	2
Total other (income) expense	212	175	194	51
Income from Continuing Operations Before Income Taxes	311	275	1,115	999
Income Tax Provision	116	111	330	312
Income from Continuing Operations	195	164	785	687
Discontinued Operations, Net of Tax	10	57	58	89
Net Income	$205	$221	$843	$776
Earnings Per Share [1]
Basic
Income from continuing operations	$0.54	$0.46	$2.19	$1.93
Discontinued operations, net of tax	0.03	0.16	0.16	0.25
Net Income	$0.57	$0.62	$2.35	$2.18
Diluted
Income from continuing operations	$0.53	$0.45	$2.17	$1.90
Discontinued operations, net of tax	0.03	0.16	0.16	0.25
Net Income	$0.56	$0.61	$2.33	$2.15
Weighted average number of shares outstanding [1]
Basic	359	356	359	356
Diluted	363	359	363	361

[1]	All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	64	52	61	47
Equatorial Guinea	37	27	31	32
China	4	3	4	4
Total consolidated operations	105	82	96	83
Equity method investee	2	2	2	2
Total sales volumes	107	84	98	85
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$103.59	$93.67	$98.03	$96.20
Equatorial Guinea	107.67	108.90	106.78	110.68
China	101.58	107.61	103.00	117.44
Consolidated average realized prices	$104.95	$99.30	$101.08	$102.90
Natural Gas Sales Volumes (MMcf/d)
United States	489	440	434	435
Equatorial Guinea	257	251	251	232
Israel	255	116	196	95
Total consolidated operations	1,001	807	881	762
Natural Gas Realized Prices ($/Mcf)
United States	$3.57	$2.61	$3.64	$2.44
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.08	4.43	5.03	4.67
Consolidated average realized prices	$3.11	$2.14	$3.00	$2.06
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	13	16	15	16
Equity method investee	6	7	6	6
Total sales volumes	19	23	21	22
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$31.26	$29.71	$33.60	$34.87
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	159	141	148	135
Equatorial Guinea	80	70	73	71
Israel	43	19	33	16
China	4	3	4	4
Total consolidated operations	286	233	258	226
Equity method investee	7	9	8	8
Total barrels of oil equivalent from continuing operations	293	242	266	234
Total barrels of oil equivalent from discontinued operations	1	5	1	7
Total barrels of oil equivalent	294	247	267	241

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$938	$1,387
Accounts receivable, net	973	964
Other current assets	328	420
Total current assets	2,239	2,771
Net property, plant and equipment	15,357	13,551
Goodwill	631	635
Other noncurrent assets	641	597
Total Assets	$18,868	$17,554
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,408	$1,508
Other current liabilities	874	1,024
Total current liabilities	2,282	2,532
Long-term debt	4,352	3,736
Deferred income taxes	2,305	2,218
Other noncurrent liabilities	865	810
Total Liabilities	9,804	9,296
Total Shareholders’ Equity	9,064	8,258
Total Liabilities and Shareholders’ Equity	$18,868	$17,554

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow from Continuing Operations and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted Income from Continuing Operations [1]	$351	$147	$868	$578
Adjustments to reconcile adjusted income from continuing operations to discretionary cash flow from continuing operations:
Depreciation, depletion and amortization	412	368	1,146	987
Exploration expense	60	95	211	322
(Income)/Dividends from equity method investments, net	6	11	(12)	4
Deferred compensation (income) expense	10	7	24	(1)
Deferred income taxes	125	65	214	116
Stock-based compensation expense	20	16	59	51
Other	—	1	1	(1)
Discretionary Cash Flow from Continuing Operations	$984	$710	$2,511	$2,056
Reconciliation to Operating Cash Flows
Net changes in working capital	(32)	205	(201)	142
Cash exploration costs	(53)	(29)	(167)	(141)
Current tax benefit of earnings adjustments	—	—	(5)	(2)
Impact of Discontinued Operations	7	31	4	94
Other adjustments	3	7	11	22
Net Cash Provided by Operating Activities	$909	$924	$2,153	$2,171

Capital expenditures (accrual based)	$1,147	$724	$3,186	$2,546
Increase in capital lease obligations [2]	18	—	54	—
Total Capital Expenditures (Accrual Based)	$1,165	$724	$3,240	$2,546

NOTE:
The table above reconciles discretionary cash flow from continuing operations to net cash provided by operating activities. While discretionary cash flow from continuing operations is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow from continuing operations is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow from continuing operations is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Income from Continuing Operations.

[2]	Other capital lease obligations represent estimated construction in progress to date on US operating assets.